Contacts:
Media: 877.370.4413 or ir@arlingtonasset.com
Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2010 Financial Results
Book value of $28.46 per share at December 31, 2010, up 14% or $3.44 per share in fourth quarter 2010
55% return from book value growth plus dividends in 2010
Core Operating Income of $0.99 per share for the fourth quarter 2010 and $3.96 for the full year 2010 (1)
Fourth quarter 2010 dividend of $0.60 per share paid on January 31, 2011
Debt to equity of 0.9 to 1 as of December 31, 2010

ARLINGTON, VA, February 9, 2011 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported core operating income of $7.7 million for the quarter ended December 31, 2010, or $0.99 per share (diluted).  In determining core operating income, a non-GAAP financial measure, the Company has excluded certain costs and the following non-cash expenses: (1) compensation costs associated with stock-based awards, (2) accretion of mortgage-backed securities (“MBS”) purchase discounts adjusted for principal repayments in excess of proportionate invested capital, and (3) unrealized mark-to-market adjustments on the trading MBS and interest rate hedge instruments.  A reconciliation of core operating income to GAAP net income appears at the end of this press release.  On a GAAP basis, the Company reported net income of $8.0 million for the quarter ended December 31, 2010, or $1.03 per share (diluted), compared to net income of $5.2 million, or $0.65 per share (diluted) for the quarter ended September 30, 2010 and $4.7 million, or $0.59 per share (diluted) for the quarter ended December 31, 2009.  The Company reported net income of $26.6 million for the year ended December 31, 2010, or $3.38 per share (diluted) as compared to net income of $116.5 million, or $14.89 per share (diluted) for the year ended December 31, 2009.  Full year 2009 results included a pre-tax gain of $160.4 million from the extinguishment of trust preferred securities.  As of December 31, 2010, the Company’s book value per share was $28.46.

“For the fourth quarter and full year 2010, the Company returned 16% and 55%, respectively, to shareholders from book value per share growth plus dividends.  2011 has begun on a positive note, and  Arlington has realized $3.2 million of cash gains from sales of non-agency MBS in the first quarter. The Company has continued to benefit in the first quarter from generally higher non-agency MBS prices associated with increased capital flows to the sector, a limited supply of newly issued securities, a continued overall stable trend in credit statistics and broadened investor awareness of the attractive loss adjusted returns available in the non-agency MBS sector,” said J. Rock Tonkel, Jr., President and Chief Operating Officer.  “With an expanded capital base and the benefit of over $800 million of combined net operating and capital loss carry-forwards to amplify returns, we remain optimistic about the Company’s ability to generate attractive cash returns to shareholders going forward combined with the potential for growth in book value per share, all protected by the Company’s low leverage position.  In addition, under the tax bill passed by the U.S. Congress in late 2010, individual shareholders currently benefit from a 15% Federal tax rate on dividends from the Company.”

Throughout 2010, the Company benefitted from the allocation of substantially all of its investable capital to non-agency MBS, primarily Re-REMIC mezzanine securities.  As market prices for the Company’s non-agency MBS portfolio have appreciated substantially, the Company now has the opportunity to migrate a portion of its reflated capital from appreciated non-agency MBS to hedged and appropriately levered agency MBS with significantly higher cash returns.  Subsequent to December 31, 2010, the Company has sold $31 million face value of its non-agency MBS, generating liquid capital of $23 million which the Company intends to allocate to agency MBS.

In addition, at current market prices, approximately $113 million of the Company’s investable capital is allocated to non-agency MBS with a cash yield of approximately 7.5% and an expected total annual yield of 10.5% including expected reflation.  The Company expects to migrate that capital to agency MBS based on cash returns currently available in that sector, maintaining cash returns consistent with that of the Company’s existing agency MBS described below.  If that were to occur, approximately 50% of the Company’s investable capital would be allocated to agency MBS with a potential positive impact on overall MBS portfolio cash returns and earnings.  As of February 8th, the Company’s agency MBS portfolio equaled approximately $360 million in face value with a 4.61% coupon, 102.8 cost, a 28 bps cost of funds, and asset values hedged against market value fluctuations.  Assuming leverage of approximately 6 times, the Company’s capital allocated to these assets is expected to produce cash returns on invested capital in excess of 20%.

Fourth Quarter Highlights

Net interest income from the Company’s non-agency MBS portfolio for the quarter and year ended December 31, 2010 was $8.1 million and $31.9 million, respectively, representing an annualized yield of 18.1% and 18.3%, respectively.  Realized gains from sales of non-agency MBS for the quarter and year ended December 31, 2010 was $2.7 million and $10.8 million, respectively.

During the quarter, the Company’s investable capital was deployed primarily in its non-agency MBS portfolio with a market value of $253 million at December 31, 2010.  The following table represents certain statistics of the Company’s non-agency MBS portfolio as of December 31, 2010 (dollars in millions):

	Senior Securities	Re-REMIC / Mezzanine Securities	Total Non-Agency MBS

Fair market value	$51	$202	$253
Fair market value (as a % of face value)	79.8%	62.7%	65.5%

4th Qtr. yield (as a % of amortized cost)	15.8%	19.1%	18.2%
Average cost (as a % of face value)	67.0%	45.6%	49.1%
Weighted average coupon	4.3%	5.5%	5.3%

Face value	$64	$322	$386
Amortized cost	$43	$147	$190
Purchase discount	$21	$168	$189

60+ delinquent	23.2%	19.6%	20.2%
Credit enhancement	9.8%	9.6%	9.6%
Severity (3 month)	50.1%	43.4%	44.5%
CPR (3 month)	15.6	17.7	17.3

Key credit and prepayment measures in the Company’s non-agency MBS portfolio continued to remain relatively stable during the fourth quarter.  Total 60 day plus delinquencies in the Company’s non-agency MBS portfolio increased to 20.2% at December 31, 2010 from 19.9% at September 30, 2010, the trailing three month average loss severities on liquidated loans increased to 44.5% at December 31, 2010 from 42.7% at September 30, 2010.

At December 31, 2010, the face value of the Company’s agency MBS portfolio was $168 million with a weighted average coupon of 4.7, a one month CPR of 11.6, and a fourth quarter yield of 4.6%.  The Company hedged a portion of the agency MBS portfolio using Eurodollar futures with a December 15, 2015 maturity and a lifetime weighted average rate of 2.72%, and current rate of 0.83% at December 31, 2010.

The Company’s Board of Directors approved a $0.60 dividend for the fourth quarter of 2010.  The dividend was paid on January 31, 2011 to shareholders of record on December 31, 2010.  This represented a 9.4% annualized dividend yield based on the Class A common stock closing price of $25.58 on February 9, 2011.

During the quarter and year ended December 31, 2010, the Company repurchased 20,969 and 243,815 shares of its Class A common stock, respectively, pursuant to its share repurchase program.  As of December 31, 2010, 256,185 shares remain available for repurchase under the repurchase program.

(1)  Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended December 31, 2010 in this press release. This non-GAAP measurement is used by management to analyze and assess the operating results and dividends.  Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of Arlington Asset Investment Corp.’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements discussed above for the quarter ended December 31, 2010 (dollars in thousands):

GAAP net income	$8,031
Adjustments
Adjusted expenses(1)	374
Stock compensation	699
Net unrealized mark-to-market gain on trading MBS and interest rate hedge instruments	(446)
Adjusted interest related to purchase discount accretion	(945)
Non-GAAP core operating income	$7,713
Non-GAAP core operating income per share (diluted)	$0.99

(1)	Adjusted expenses represents certain professional fees and income taxes that are not considered representative of routine activities of the Company.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, returns, leverage, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate non-agency MBS into agency MBS, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage pre-payment speeds, ability to realize book value growth through reflation, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions.  These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
INTEREST INCOME
Interest on investment securities	$10,166	$6,362	$39,566	$13,940
Dividends and other interest income	-	9	1	139
Total interest income	10,166	6,371	39,567	14,079

INTEREST EXPENSE
Interest on short-term debt	188	77	593	495
Interest on long-term debt	139	164	562	3,150
Total interest expense	327	241	1,155	3,645
Net interest income	9,839	6,130	38,412	10,434

OTHER INCOME (LOSS), NET
Investment gain	2,686	2,294	3,328	3,926
Other loss	(4)	(4)	(14)	(151)
Gain on extinguishment of long-term debt	-	-	-	160,435
Total other income, net	2,682	2,290	3,314	164,210
Income from continuing operations before other expenses	12,521	8,420	41,726	174,644

OTHER EXPENSES
Compensation and benefits	2,996	1,128	10,660	14,366
Professional services	270	1,056	1,263	7,053
Business development	39	(1,323)	97	6,577
Occupancy and equipment	94	122	388	538
Communications	48	(1)	204	246
Other operating expenses	338	1,850	2,022	5,709
Total other expenses	3,785	2,832	14,634	34,489

Income from continuing operations before income taxes	8,736	5,588	27,092	140,155

Income tax provision (benefit)	705	(2,507)	506	9,522

Income from continuing operations, net of taxes	8,031	8,095	26,586	130,633
Loss from discontinued operations, net of taxes	-	(3,394)	-	(25,547)

Net income	8,031	4,701	26,586	105,086
Net loss attributable to noncontrolling interests	-	-	-	(11,459)
Net income attributable to Arlington Asset Investment Corp. shareholders	$8,031	$4,701	$26,586	$116,545

EARNINGS PER SHARE - BASIC, attributable to Arlington Asset Investment Corp. shareholders
Income from continuing operations	$1.05	$1.05	$3.44	$17.02
Discontinued operations	-	(0.44)	-	(1.83)
Net income	$1.05	$0.61	$3.44	$15.19

EARNINGS PER SHARE - DILUTED, attributable to Arlington Asset Investment Corp. shareholders
Income from continuing operations	$1.03	$1.02	$3.38	$16.69
Discontinued operations	-	(0.43)	-	(1.80)
Net income	$1.03	$0.59	$3.38	$14.89

Weighted average shares outstanding - basic (in thousands)	7,635	7,679	7,734	7,675
Weighted average shares outstanding - diluted (in thousands)	7,773	7,907	7,873	7,825

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 31, 2010	December 31, 2009

ASSETS

Cash and cash equivalents	$12,412	$10,123
Receivables
Interest	2,345	2,011
Other	219	20
Mortgage-backed securities, at fair value
Available-for-sale	252,909	295,600
Trading	174,055	-
Other investments	8,287	2,580
Deposits	4,748	2,589
Prepaid expenses and other assets	358	726
Total assets	$455,333	$313,649

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$190,220	$126,830
Interest payable	187	124
Accrued compensation and benefits	7,201	5,921
Dividend payable	4,655	-
Derivative liabilities, at fair value	2,398	-
Purchased securities payable	2,555	-
Accounts payable, accrued expenses and other liabilities	16,373	13,904
Long-term debt	15,000	16,857
Total liabilities	238,589	163,636

Equity:
Common stock	77	80
Additional paid-in capital	1,505,971	1,507,394
Accumulated other comprehensive income	63,495	7,015
Accumulated deficit	(1,352,799)	(1,364,476)
Total equity	216,744	150,013

Total liabilities and equity	$455,333	$313,649

Book Value per Share	$28.46	$19.54

Shares Outstanding (in thousands)	7,617	7,679